SECURITIES AND EXCHANGE COMMISSION
                            Washington, DC  20549

                                   FORM 8-K

                                CURRENT REPORT
                      Pursuant to Section 13 or 15(d) of
                     the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported):  January 28, 1997
                                                          (January 19, 1997)

                          FIRST USA PAYMENTECH, INC.
              (Exact Name of Registrant as Specified in Charter)

           DELAWARE                1-14224              75-2634185
           (State or Other         (Commission          (IRS Employer
           Jurisdiction            File Number)         Identifica
           of Incorporation)                            tion No.)

               1601 ELM STREET, SUITE 800, DALLAS, TEXAS     75201
              (Address of Principal Executive Offices)     (Zip Code)

                                 214-849-2000
             (Registrant's telephone number, including area code)


          ITEM 5.  OTHER EVENTS

               On January 19, 1997 Banc One Corporation, an Ohio corporation ("Banc One"), and First USA, Inc., a Delaware corporation ("First USA") and the majority stockholder of First USA Paymentech, Inc., a Delaware corporation ("First USA Paymentech"), entered into an Agreement and Plan of Merger (the "Merger Agreement") providing, among other things, for the merger (the "Merger") of First USA with and into Banc One, with Banc One as the surviving corporation following the Merger. The Merger is expected to occur in the second quarter of calendar 1997 shortly after all the conditions to the consummation of the Merger, including obtaining applicable stockholder and regulatory approvals, are met or waived. At the time of the Merger, Banc One would succeed to First USA's ownership interest in First USA Paymentech.

               Upon consummation of the Merger, under the terms of the First USA Paymentech, Inc. 1996 Stock Option Plan, all of the outstanding options to purchase shares of the common stock, par value $.01 per share (the "First USA Paymentech Common Stock"), of First USA Paymentech issued thereunder, whether exercisable or not, will become exercisable, and, under the terms of the First USA Paymentech, Inc. 1996 Restricted Stock Plan, all of the outstanding unvested shares of First USA Paymentech Common Stock issued thereunder will become vested. In addition, as a result of the consummation of the Merger, an aggregate of approximately $6.2 million in loans made to certain of First USA Paymentech's employees to purchase First USA Paymentech Common Stock pursuant to stock options granted in connection with First USA Paymentech's initial public offering will be forgiven and any related charges to earnings would be borne by First USA. It is contemplated under the Merger Agreement that, in order to provide appropriate incentives to retain key employees, First USA Paymentech will grant new options to purchase shares of First USA Paymentech Common Stock and shares of restricted First USA Paymentech Common Stock to certain of its employees upon consummation of the Merger.

               The Merger Agreement restricts the ability of First USA to dispose of its ownership interest in First USA Paymentech without Banc One's consent but does not generally restrict the conduct of First USA Paymentech's business and operations pending consummation of the Merger. Although as a bank holding company, Banc One's activities and those of its banking and nonbanking subsidiaries are limited to the business of banking and activities closely related or incidental to banking, First USA Paymentech believes that, if the Merger is completed, its status as a subsidiary of a bank holding company will not materially restrict, curtail or eliminate its current operations or activities, which generally conform to these requirements. First USA Paymentech's future operations, investments and activities will similarly be limited to the business of banking and activities closely related or incidental to banking and may be subject to prior approval by the Board of Governors of the Federal Reserve System.


                                   SIGNATURE

          Pursuant to the requirements of the Securities Exchange
          Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

          Date:  January 28, 1997

                                   FIRST USA PAYMENTECH, INC.
                                             (Registrant)

                                   By: /s/ Philip E. Taken

                                   Name:  Philip E. Taken
                                   Title: Senior Vice President and
                                          General Counsel